EXHIBIT 21.1
INTERNATIONAL SHIPHOLDING CORPORATION
SUBSIDIARIES OF THE REGISTRANT
AS OF DECEMBER 31, 2008

Jurisdiction Under
Which Organized

International Shipholding Corporation (Registrant)	Delaware

Waterman Steamship Corporation	New York
Sulphur Carriers, Inc.	Delaware

Central Gulf Lines, Inc.	Delaware
Enterprise Ship Company, Inc.	Delaware
Material Transfer, Inc.	Delaware

CG Railway, Inc.	Delaware
RTI Logistics, L.L.C. (1)	Louisiana
Terminales Transgolfo, S.A. de C.V(2)	Mexico

Bay Insurance Company Limited	Bermuda

LCI Shipholdings, Inc.	Marshall Islands
Cape Holding, Ltd.	Cayman Islands
Dry Bulk Cape Holding, Inc. (3)	Panama
Dry Bulk Africa LTD. (3)	British Virgin Islands
Dry Bulk Australia LTD. (3)	British Virgin Islands
Dry Bulk Cedar LTD. (3)	British Virgin Islands
Dry Bulk Fern LTD. (3)	British Virgin Islands
Dry Bulk Oceanis LTD. (3)	British Virgin Islands
Dry Bulk Americas LTD. (3)	British Virgin Islands
Gulf South Shipping Pte. Ltd.	Singapore
Marco Shipping Co. Pte. Ltd.	Singapore
Marcoship Agencies SDN. BHD.	Malaysia

N. W. Johnsen & Co., Inc.	New York

East Gulf Shipholding, Inc.	Marshall Islands

Resource Carriers, Inc.	Delaware

LMS Shipmanagement, Inc.	Louisiana
LMS Manila, Inc. (4)	Philippines

(1)	50% owned by CG Railway, Inc.
(2)	49% owned by CG Railway, Inc.
(3)	50% owned by Cape Holding, Ltd.
(4)	40% owned by LMS Shipmanagement, Inc.

All of the subsidiaries listed above are wholly-owned subsidiaries and are included in the consolidated financial statements incorporated by reference herein unless otherwise indicated.